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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              AMI INSTRUMENTS, INC.


SECRETARY OF STATE )
                   )  ss.
STATE OF OKLAHOMA  )

         Pursuant to Tile 18, Section 1077 and 1080 of the General Corporation Act of the State of Oklahoma, the undersigned President & Chief Executive Officer and Secretary of AMI INSTRUMENTS, INC., a corporation organized and existing under the laws of the State of Oklahoma, hereby certify as follows:

         1. The Corporation's present name is AMI Instruments, Inc. The date of filing of the original Certificate of Incorporation with the Secretary of State was June 19, 1981.

         2. This Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation dated April 28, 1987, in order to restate its authorized capital stock, and to repeal the issuance of preferred stock and rescind the rights and preferences thereof. This Amended and Restated Certificate of Incorporation was proposed by the Board of Directors and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by Section 1077 of the General Corporation Act of the State of Oklahoma, and is as follows:

         FIRST: The name of the Corporation is AMI Instruments, Inc.

         SECOND: The address of the Corporation's registered office in the State of Oklahoma is 735 First National Building, Oklahoma City, OK 73102. The name of its registered agent is The Corporation Company.

         THIRD: The duration of the corporation is perpetual.

         FOURTH: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Act of Oklahoma.

         FIFTH: The corporation is authorized to issue one class of stock. The total number of authorized capital stock of the corporation shall be One Hundred Fifty Thousand (150,000) at one dollar ($1.00) par value.

         SIXTH: Elections of Directors need not be by ballot unless the by-laws of the Corporation so provide.

         SEVENTH: The Board of Directors of the Corporation may make by-laws and from time to time may alter, amend or repeal by-laws.


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         3. The above Amended and Restated Certificate of Incorporation of AMI
Instruments, Inc. was approved by a written consent of the shareholders on February 1, 1991. All of the issued outstanding shares of stock in the Corporation were approved in favor of said Amended and Restated Certificate of Incorporation.

         IN WITNESS WHEREOF, the undersigned have signed this instrument on the 30th day of April, 1991.

ATTEST:                                AMI INSTRUMENTS, INC.



 /s/  J.C. Schreiner                    /s/   M. Arnott
------------------------------         ------------------------------------
J.C. Schreiner, Secretary              M. Arnott, President and
                                         Chief Executive Officer

STATE OF OKLAHOMA )
                  )  ss.
COUNTY OF TULSA   )

         On this 29th day of April, 1991, before me, the undersigned, a Notary Public in and for said County and State, personally appeared M. Arnott, to me known to the identical person who signed the name of AMI INSTRUMENTS, INC., to the within and foregoing instrument as its President and Chief Executive Officer, and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

         Given under my hand and seal of office the day and year last above shown.

                                                      /s/  M. Baird
                                                    ----------------------------
                                                     Notary Public
(SEAL)

My Commission Expires: March 26, 1994